Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL  35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Reports Results for the Third Quarter of 2009

BIRMINGHAM, Alabama (November 4, 2009) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2009. Net income for the third quarter of 2009 was $27.6 million, or $0.32 per average diluted share, compared to a net loss of $100.0 million, or $1.41 per average diluted share, in the third quarter of 2008.  Operating income, after-tax, for the third quarter of 2009 was $47.9 million, or $0.55 per average diluted share, compared to $62.5 million, or $0.88 per average diluted share, in the third quarter of 2008.

Net income for the nine months ended September 30, 2009 was $140.5 million, or $1.77 per average diluted share, compared to a net loss of $25.9 million, or $0.36 per average diluted share, in the nine months ended September 30, 2008. Operating income, after tax, for the nine months ended September 30, 2009 was $190.3 million, or $2.40 per average diluted share, compared to operating income, after tax, of $183.2 million, or $2.57 per average diluted share, in the nine months ended September 30, 2008.

Book value per share increased to $26.91 at quarter end, compared to $10.89 at December 31, 2008.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We continued to make good progress on many fronts during the third quarter.  Our book value per common share outstanding increased to almost $27.00 per share at quarter-end, an increase of 147% from the low at year-end 2008.  We continue to expand the breadth and depth of our annuity distribution platform, and we saw a strong increase in variable annuity sales and positive fund flows in our major annuity product lines.  We also made some good progress in expanding our capacity to distribute universal life products.  Our universal life sales increased 33% over last year’s third quarter in the face of some very difficult market conditions.  Our Asset Protection segment continued to perform in line with expectations.  Asset Protection sales were up about $10 million during the quarter on a sequential basis.  We also continued to execute on our plan to grow our capital base and maintain solid capital ratios.  Just after the quarter closed, we successfully refinanced surplus notes supporting one of our securitization structures.  We expect that the transaction will generate a substantial increase in operating earnings in the fourth quarter and will also further bolster our capital base and capital ratios at year-end.

Earnings in the quarter were negatively impacted by the substantial amounts of excess liquidity that we continued to carry, less favorable mortality, some consolidation and other unusual expense items and impairments in the investment portfolio.  We are moving cautiously to deploy excess liquidity and expect earnings to be impacted by lower yields on short term investments into next year.”

Net income for the third quarter of 2009 included:

•                  Net realized investment losses, after tax, of $20.3 million, or $0.23 per average diluted share, compared to net realized investment losses, after tax, of $162.5 million, or $2.29 per average diluted share, in the third quarter of 2008

•                  Pre-tax other-than-temporary impairments of $31.0 million, or $0.23 per average diluted share, are included in the $0.23 per share of net realized investment losses in the third quarter of 2009

Operating income for the third quarter of 2009 included $4.6 million of net negative items, on a pre-tax basis:

Positive Items:

•                  Positive fair value changes of $14.1 million on a portfolio of securities designated for trading

•                  Positive prospective unlocking of $10.1 million

Negative Items:

•                  Negative fair value changes of $3.8 million in the Annuities segment

•                  Negative mortality variance to plan in the Life Marketing and Acquisitions segments of $7.8 million

•                  Negative items of $17.2 million primarily due to higher expenses and lower Corporate and Other investment income

Business Segment Results

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating Income (Loss) Before Income Tax

($ in thousands)

	3Q2009	3Q2008	$ Chg	% Chg
Life Marketing	$26,544	$52,222	$(25,678)	-49.2%
Acquisitions	33,061	33,021	40	0.1%
Annuities	16,075	556	15,519	n/m
Stable Value Products	14,339	28,184	(13,845)	-49.1%
Asset Protection	5,731	8,186	(2,455)	-30.0%
Corporate & Other	(22,826)	(32,173)	9,347	n/m
	$72,924	$89,996	$(17,072)	-19.0%

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income (loss) excludes realized investment gains (losses), periodic settlements on derivatives, and related amortization of DAC and VOBA.  A reconciliation of operating income before income tax to income before income tax is included below:

($ in thousands)	3Q2009	3Q2008	$ Chg
Operating income (loss) before income tax	$72,924	$89,996	$(17,072)
Realized investment gains (losses)
Stable Value Products	(4,949)	4,984	(9,933)
Annuities	(482)	(14,419)	13,937
Acquisitions	7,025	(40,002)	47,027
Corporate & Other	(33,662)	(199,289)	165,627
Less:
Periodic settlements on derivatives
Corporate & Other	—	1,915	(1,915)

Related amortization of deferred policy acquisition costs, value of businesses acquired
Annuities	2,340	1,073	1,267
Acquisitions	(3,120)	(1,776)	(1,344)
Income (Loss) before income tax	$41,636	$(159,942)	$201,578

Income (loss) before income tax, unlike operating income (loss) before income tax, does not exclude realized gains (losses), net of the related amortization of DAC and VOBA, and participating income from real estate ventures.  Income before income tax for the Acquisitions segment was $43.2 million for the third quarter of 2009 compared to a loss before income tax of $5.2 million for the third quarter of 2008. Income before income tax for the Annuities segment was $13.3 million for the third quarter of 2009 compared to a loss before income tax of $14.9 million for the third quarter of 2008. Income before income tax for the Stable Value segment was $9.4 million for the third quarter of 2009 compared to $33.2 million for the third quarter of 2008.  Loss before income tax for the Corporate & Other segment was $56.5 million for the third quarter of 2009 compared to a loss before income tax of $233.4 million for the third quarter of 2008.

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore, are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

($ in millions)

	3Q2009	3Q2008	$ Chg	% Chg
Life Marketing	$41.9	$35.4	$6.5	18.4%
Annuities	452.6	472.2	(19.6)	-4.2%
Stable Value Products	—	685.0	(685.0)	n/m
Asset Protection	86.2	104.2	(18.0)	-17.3%

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $26.5 million in the third quarter of 2009 compared to $52.2 million in the third quarter of 2008.  The decrease was primarily due to unfavorable mortality, lower investment income on the traditional life block, and an elevated level of expenses. Negative traditional life mortality of $4.9 million is included in the third quarter of 2009 results and is $7.9 million unfavorable to plan. Positive prospective unlocking of $1.5 million was recorded in the third quarter of 2009, compared to $8.8 million of positive prospective unlocking recorded in the third quarter of 2008.

Sales were $41.9 million in the third quarter of 2009, an increase of 18.5% compared to $35.4 million in the third quarter of 2008.  Term insurance sales in the current quarter were $25.6 million compared to $23.0 million in the prior year’s quarter.  Universal life insurance sales (including variable universal life) in the current quarter were $16.3 million compared to $12.3 million in the third quarter of 2008.

Acquisitions

Acquisitions segment pre-tax operating income was $33.1 million in the third quarter of 2009 compared to $33.0 million in the third quarter of 2008, primarily due to lower operating expenses, partially offset by expected runoff of the blocks of business.

Annuities

Annuities segment pre-tax operating income was $16.1 million in the third quarter of 2009 compared to $556 thousand in the third quarter of 2008.  The current quarter included $3.8 million of negative fair value changes, representing a positive variance of $1.1 million compared to the prior year’s quarter. This variance includes a $1.0 million favorable variance on embedded derivatives associated with the variable annuity guaranteed minimum withdrawal benefit (“GMWB”) rider and a $0.1 million favorable variance on the equity indexed annuity product line, which is no longer marketed. Positive prospective unlocking improved earnings by $6.9 million in the current quarter.  The segment experienced wider interest spreads and continued growth in the single premium deferred annuity and market value adjusted annuity lines during the third quarter.  Annuity account values were $9.9 billion as of September 30, 2009, an increase of 20.6% over the prior year.  Net cash flows for the segment remained positive during the quarter.

Sales in the third quarter of 2009 were $452.6 million compared to $472.2 million in the third quarter of 2008. The decrease was primarily due to lower fixed annuity sales, partially offset by record variable annuity sales.  Variable annuity sales were $194.4 million in the third quarter of 2009, an increase of approximately 47%, compared to $132.4 million in the third quarter of 2008.  Fixed annuity sales were $258.1 million in the third quarter of 2009 compared to $339.8 million in the prior year’s quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $14.3 million in the third quarter of 2009 compared to $28.2 million in the third quarter of 2008.  The decrease was a result of a decline in average account values and a decline in operating spreads.  Included in the operating income during the third quarter of 2008 was $3.0 million of other income resulting from the early retirement of funding agreements.  There were no early funding agreement retirements in the third quarter of 2009. Excluding the effect of this gain, the spread decreased 28 basis points to 140 basis points for the three months ended September 30, 2009, compared to the prior year’s quarter.  Deposit balances as of September 30, 2009 were $3.9 billion.

There were no sales during the three months ended September 30, 2009 compared to $685.0 million in the previous year’s quarter.

Asset Protection

Asset Protection segment pre-tax operating income was $5.7 million in the third quarter of 2009 compared to $8.2 million in the third quarter of 2008.  The decrease was primarily the result of lower service contract income due to significantly lower sales volume and modestly higher loss ratios.

Sales in the third quarter of 2009 were $86.2 million, down $18.0 million, or 17.2%, compared to the third quarter of 2008, driven by the negative impact in all product lines of lower volume of automobile and marine units sold. Sales increased $10.0 million in the third quarter of 2009, as compared to the second quarter of 2009. The segment benefitted in the current quarter from the federal government’s “Cash for Clunkers” program.

Corporate & Other

This segment consists primarily of net investment income on capital, interest expense on debt, ancillary run-off lines of business, and various items not associated with the other segments. Corporate & Other segment pre-tax operating loss was $22.8 million in the third quarter of 2009 compared to a $32.2 million loss in the third quarter of 2008. The improvement in the current quarter was primarily due to mark-to-market adjustments on a portfolio of securities designated for trading, with a market value of approximately $322.4 million as of September 30, 2009. The mark-to-market on this trading portfolio positively impacted income by $14.1 million for the three months ended September 30, 2009, a $37.6 million more favorable impact than in the prior year’s quarter.  Offsetting this positive mark-to-market change was lower investment income resulting from reduced yields on a large balance of cash and short-term investments and higher expenses.

Investments

•                  Total cash and investments were $29.0 billion as of September 30, 2009.  This includes $1.3 billion of cash and short-term investments.

•                  Our net unrealized loss position was $476.8 million, prior to tax and DAC offsets, an improvement of $2.5 billion or approximately 83%, compared to December 31, 2008.

•                  During the third quarter of 2009, we recorded a $31.0 million pre-tax loss on credit related other-than-temporary impairments.

•                  Problem loans and foreclosed properties represented 0.7% of our commercial mortgage loan portfolio as of September 30, 2009.

Net Realized Investment/Derivative Activity

($ per average diluted share)

	3Q 2009	3Q 2008

Impairments/Credit related losses	$(0.23)	$(1.84)
Modco net activity	0.05	(0.36)
Net realized gains (excl. Modco)	0.03	(0.12)
Interest rate related derivatives	(0.06)	(0.01)
Credit default swaps	—	(0.02)
All other	(0.02)	0.06
Total	$(0.23)	$(2.29)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income:

Consolidated Results

($ in thousands; net of income tax)	3Q 2009	3Q 2008
After-tax Operating Income	$47,922	$62,452
Realized investment gains (losses) and related amortization
Investments	88,002	(227,759)
Derivatives	(108,339)	65,299
Net Income (Loss)	$27,585	$(100,008)

($ per average diluted share; net of income tax)	3Q 2009	3Q 2008
After-tax Operating Income	$0.55	$0.88
Realized investment gains (losses) and related amortization
Investments	1.01	(3.20)
Derivatives	(1.24)	0.91
Net Income (Loss)	$0.32	$(1.41)

For information relating to non-GAAP measures (operating income, share owners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income (loss) return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

	Rolling Twelve Months Ended
	September 30,
	2009	2008

Operating Income Return on Average Equity	9.8%	9.9%

Net Income Return on Average Equity	4.9%	1.4%

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended September 30, 2009 was calculated by dividing operating income for this period by the average ending balance of share owners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters. Net income(loss) return on average equity for the twelve months ended September 30, 2009, was calculated by dividing net income (loss) for this period by the average ending balance of share owners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters.

Reconciliation of Share Owners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

($ in thousands)

	As of September 30,	As of December 31,
	2009	2008
Total share owners’ equity	$2,302,799	$761,095
Less: Accumuluated other comprehensive income (loss)	(375,472)	(1,667,056)
Total share owners’ equity excluding accumulated other comprehensive income (loss)	$2,678,271	$2,428,151

Reconciliation of Share Owners’ Equity per Share, Excluding Accumulated Other Comprehensive Income (Loss) per Share

($ per common share oustanding)

	As of September 30,	As of December 31,
	2009	2008
Total share owners’ equity	$26.91	$10.89
Less: Accumuluated other comprehensive income (loss)	(4.39)	(23.85)
Total share owners’ equity excluding accumulated other comprehensive income (loss)	$31.30	$34.74

2009 Guidance

Due to current market conditions and the potential impact of fair value accounting on reported results, Protective will not provide 2009 earnings guidance, but will discuss the outlook for the remainder of the year during its third quarter 2009 earnings call as scheduled below.

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on November 5, 2009 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-271-5140 (international callers 1-617-213-8893) and entering the conference passcode: 86201587. A recording of the call will be available from

12:00 p.m. Eastern November 5, 2009 until midnight November 19, 2009. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 34039379.

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com.

A recording of the webcast will also be available from 12:00 p.m. Eastern November 5, 2009 until midnight November 19, 2009.

Supplemental financial information is also available on the Company’s website at www.protective.com in the Analyst/Investor section under Financial Information/Quarterly & Other Reports.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”),and value of businesses acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Calculation of Operating Income Return on Average Equity

Rolling Twelve Months Ended September 30, 2009

					Twelve
	Three Months Ended				Months Ended
$ in thousands	12/31/2008	3/31/2009	6/30/2009	9/30/2009	9/30/2009
NUMERATOR:
Net Income (Loss)	$(15,913)	$22,135	$90,757	$27,585	$124,564
Net of:
Realized investment gains (losses), net of income tax
Investments	(60,407)	(85,585)	82,439	87,495	23,942
Derivatives	(10,574)	47,675	(72,400)	(108,339)	(143,638)
Related amortization of DAC and VOBA, net of income tax	(632)	(51)	612	507	436
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	1,020	1,455	756	—	3,231

Operating Income	$56,720	$61,551	$80,862	$47,922	$247,055

			Share-Owners’
		Accumulated	Equity Excluding
		Other	Accumulated Other
	Share-Owners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
DENOMINATOR:
September 30, 2008	$1,524,655	$(928,205)	$2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
June 30, 2009	1,628,375	(1,031,719)	2,660,094
September 30, 2009	2,302,799	(375,472)	2,678,271

Total			$12,662,758

Average			$2,532,552

Operating Income Return on Average Equity			9.8%

Calculation of Net Income (Loss) Return on Average Equity

Rolling Twelve Months Ended September 30, 2009

					Twelve
	Three Months Ended				Months Ended
$ in thousands	12/31/2008	3/31/2009	6/30/2009	9/30/2009	9/30/2009
NUMERATOR:
Net Income (Loss)	$(15,913)	$22,135	$90,757	$27,585	$124,564

			Share-Owners’
		Accumulated	Equity Excluding
		Other	Accumulated Other
	Share-Owners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
DENOMINATOR:
September 30, 2008	$1,524,655	$(928,205)	$2,452,860
December 31, 2008	761,095	(1,667,056)	2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
June 30, 2009	1,628,375	(1,031,719)	2,660,094
September 30, 2009	2,298,695	(375,472)	2,678,271

Total			$12,662,758

Average			$2,532,552

Net Income (Loss) Return on Average Equity			4.9%

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade or other negative action by a ratings organization could adversely affect the Company; the Company’s policy claims fluctuate from period to period resulting in earnings volatility; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit and minimum withdrawal benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect the Company’s results of operations, financial condition and capital position; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market, credit, and regulatory risks, and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets, a favorable regulatory environment, and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by regulatory action and the volatility and disruption in the capital and credit markets, and may be negatively impacted in the future by an increase in guaranteed minimum death and withdrawal benefit related policy liabilities in variable products resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; capital and credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations in several ways, including but not limited to the following: causing market price and cash flow variability in the Company’s fixed income portfolio, defaults on principal or interest payments by issuers of the Company’s fixed income investments, other than temporary impairments of the Company’s fixed income investments; adversely impacting the Company’s ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; difficult conditions in the economy generally, including severe or extended economic recession, could adversely affect the Company’s business and results from operations; there can be no assurance that the actions of the U.S. Government or other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve their intended effect; the Company may not be able to protect its intellectual property and may be subject to infringement claims; the Company could be adversely affected by an inability to access its credit facility; the amount of statutory capital the Company has and must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors; and the Company operates as a holding company and depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and to pay dividends. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:

Rich Bielen	Eva Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912